Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-4) and the related joint proxy statement/prospectus of First Data Corporation and Concord EFS, Inc. of our report dated March 2, 2001 (relating to the 2000 consolidated financial statements of Star Systems, Inc. not presented separately therein) appearing in the Annual Report on Form 10-K of Concord EFS, Inc. for the year ended December 31, 2002, previously filed with the Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in such joint proxy statement/prospectus.

/s/    Deloitte & Touche LLP

May 19, 2003